NEWS RELEASE

KNIGHT RIDDER

50 WEST SAN FERNANDO ST.

SAN JOSE, CA 95113

Knight Ridder Releases September Statistical Report

          SAN JOSE, Oct. 17, 2003 – (KRI:NYSE) – Total advertising revenue was up 0.5% in September and was flat for the year to date. For the month, retail was up 1.9%; it was up 0.7% for the year to date. General was up 7.8% for the month and 11.2% year to date. Classified was down 3.8% for the month and down 4.8% year to date.
          Retail strengthened somewhat in many markets.
          In the general advertising category, strength continued to be in telecommunications in most markets with additional growth in automotive, airlines/travel and pharmaceuticals.
          Total operating revenue was up 1.4% for the month and up 0.1% for the year to date.
          For the month, total ad revenue was up 3.9% in St. Paul, 2.5% in Philadelphia, 2.5% in Columbia, 2.4% in Fort Worth, 1.7% in Contra Costa, 1.2% in Akron and 0.4% in San Jose. The other large markets were soft. Preprints inserted were up 13.9% for the month and up 10.5% for the year to date.
          Retail revenue was up 9.8% in Philadelphia, 8.1% in St. Paul, 6.6% in Columbia, 4.2% in Fort Worth, 3.3% in San Jose and 0.2% in Kansas City.
          General advertising was up 36.3% in Contra Costa, 28.1% in Akron, 18.4% in San Jose, 16.5% in Fort Worth, 10.0% in Charlotte, 8.4% in Philadelphia and 5.0% in Kansas City.
          Classified revenue was soft in all large markets except Saint Paul and Miami, which were up 4.9% and 2.5%, respectively. Recruitment was down 15.7% (down 26.6% in San Jose) for the month and down 19.3% year to date. Automotive was up 0.6% for the month and down 0.7% for the year to date. Real estate was up 6.9% for the month and up 7.8% for the year to date.
          Circulation revenue was down 3.2% for the month and down 3.9% for the year to date. Daily copies were down 1.2% for the month and down 0.1% for the year to date. Sunday copies were down 1.2% for the month and up 0.4% for the year to date.
          Other revenue was up 28.7% for the month, primarily due to an increase in online revenue of more than 50%, an increase in earnings from Detroit and an increase in commercial print revenue. For the year to date, other revenue was up 15.9%.

          Knight Ridder (NYSE: KRI) is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 31 daily newspapers in 28 U.S. markets, with a readership of 8.3 million daily and 12.1 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 80 U.S. markets. Knight Ridder and Knight Ridder Digital are located in San Jose, Calif.

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          For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.

STATISTICAL REPORT
For the period of 09/01/03 - 09/28/03

	September			Year-to-Date

	2003	2002	Percent Change	2003	2002	Percent Change

REVENUE ($000) - See Notes 1 & 2
Advertising
Retail	82,069	80,567	1.9%	777,741	772,129	0.7%
General	24,627	22,840	7.8%	238,733	214,669	11.2%
Classified	63,689	66,188	-3.8%	592,254	622,155	-4.8%

Total	170,385	169,595	0.5%	1,608,728	1,608,953	0.0%
Circulation	36,227	37,428	-3.2%	353,265	367,774	-3.9%
Other Revenue	15,338	11,919	28.7%	122,327	105,578	15.9%

Total Operating Revenue	221,950	218,942	1.4%	2,084,320	2,082,305	0.1%

AVERAGE CIRCULATION (000’s of copies including Detroit) - Notes 1 & 2
Morning	3,651	3,680	-0.8%	3,594	3,589	0.1%
Evening	183	202	-9.4%	189	197	-4.4%
Daily	3,834	3,882	-1.2%	3,783	3,786	-0.1%
Sunday	5,167	5,230	-1.2%	5,143	5,123	0.4%
ADVERTISING LINAGE (000’s of six-column inches) - Notes 1 & 2
Full-Run ROP
Retail	1,105.6	1,194.9	-7.5%	10,707.0	11,336.3	-5.6%
General	202.7	199.0	1.9%	1,945.2	1,808.8	7.5%
Classified	1,488.9	1,491.0	-0.1%	13,925.5	13,721.8	1.5%

Total	2,797.2	2,884.9	-3.0%	26,577.7	26,866.9	-1.1%

Factored Part-Run ROP	193.2	184.3	4.8%	1,740.8	1,658.7	5.0%

TOTAL PREPRINTS INSERTED	607,198	532,985	13.9%	5,557,690	5,030,647	10.5%

Statistical Report
For the period of 09/01/03 - 09/28/03

	September		Year-to-Date

	2003	2002	Percent Change	2003	2002	Percent Change

FULL-RUN ROP ADVERTISING LINAGE DATA By Markets (000’s of six-column inches) - Notes 1 & 2
Akron Beacon Journal	121.1	115.2	5.1%	1,155.9	1,030.6	12.1%
Charlotte Observer	135.0	141.4	-4.5%	1,244.9	1,317.3	-5.5%
Columbia State	92.4	94.9	-2.6%	909.7	874.6	4.0%
Contra Costa (Note 3)	129.0	120.3	7.2%	1,174.4	1,093.4	7.4%
Fort Wayne News-Sentinel, Journal Gazette	108.2	124.4	-13.0%	1,028.6	1,068.9	-3.8%
Fort Worth Star Telegram	168.5	177.2	-4.9%	1,681.8	1,704.9	-1.4%
Kansas City Star	156.1	163.2	-4.4%	1,462.0	1,490.4	-2.0%
Lexington Herald-Leader	93.9	94.1	-0.2%	876.9	864.7	1.4%
Miami Herald & el Nuevo Herald	147.3	156.3	-5.8%	1,504.8	1,438.2	4.6%
Philadelphia Newspapers	177.8	181.4	-2.0%	1,692.7	1,785.4	-5.2%
St. Paul Pioneer Press	113.8	99.7	14.1%	948.9	862.5	10.0%
San Jose Mercury News	188.3	199.0	-5.4%	1,793.8	1,897.2	-5.5%
Wichita Eagle	69.7	69.9	-0.3%	661.0	660.9	0.0%
All Other Dailies	1,096.1	1,147.9	-4.5%	10,442.3	10,777.9	-3.1%

Total - Full-Run ROP	2,797.2	2,884.9	-3.0%	26,577.7	26,866.9	-1.1%

Note 1 - The Detroit News and the Detroit Free Press operate under a joint operating agreement as Detroit Newspapers (DN). Revenue and linage are excluded for 2003 and 2002.

Note 2 - Measured by individual Knight Ridder newspapers. Where necessary, certain previously reported linage has been restated to be consistent with measurement guidelines currently in use.

Note 3 - Full-run ROP advertising linage represents the sum of full-run ROP linage for each of Contra Costa’s three newspapers.

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For further information, call Polk Laffoon IV at 408-938-7838